Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Trey Hartman VP CAO and Interim CFO thartman@wtoffshore.com 713-626-8525

W&T Offshore Announces First Quarter 2023 Results

HOUSTON, May 9, 2023 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the first quarter of 2023.  This press release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Net Debt, which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the first quarter of 2023 and through the date of this press release include:

•Reported first quarter 2023 production of 32.5 thousand barrels of oil equivalent per day (“MBoe/d”) (56% liquids), or 2.9 million barrels of oil equivalent (“MMBoe”);
oProduction during the quarter was impacted by several planned periodic facility and pipeline maintenance projects at the Mobile Bay field as well as unplanned downtime at several non-operated fields that temporarily reduced production volumes;
oShut-in production has mostly been restored and total Company production is currently averaging approximately 38.1 Mboe/d;
•Generated net income of $26.0 million or $0.17 per diluted share in the first quarter of 2023, which includes $39.2 million in net unrealized gain on outstanding derivative contracts;
oAdjusted Net Loss totaled $2.4 million, or $0.02 per share in the first quarter of 2023, which excludes the net unrealized gain on outstanding derivative contracts;
•Reported Adjusted EBITDA of $43.1 million for the first quarter of 2023;
•Produced Free Cash Flow of $12.4 million for the first quarter of 2023, the 21st consecutive quarter of positive Free Cash Flow;
•Closed the previously-announced offering of $275 million in aggregate principal amount of 11.75% Senior Second Lien Notes due 2026 (the “2026 Senior Second Lien Notes”) on January 27, 2023;
oThe Company used the net proceeds of the offering, along with cash on hand, to fund the redemption of all of the Company’s outstanding 9.75% Senior Second Lien Notes due 2023 (the “2023 Senior Second Lien Notes”);
•Maintained strong cash and cash equivalents of $177.4 million at March 31, 2023;
•Decreased Net Debt to $225.9 million as of March 31, 2023, which is down substantially from Net Debt of $504.8 million a year ago;
•Continued to maintain a low leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 0.4 times compared to over 2.0 times one year ago;
•Appointed a new independent director to the Board, Dr. Nancy Chang, who will serve as chair of the Environmental, Safety and Governance Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee; and
•Named apparent high bidder in the most recent Gulf of Mexico (“GOM”) lease sale on two shallow water blocks, Eugene Island South Addition block 371 and Eugene Island South Addition block 387. These two blocks cover a total of approximately 10,000 gross acres.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer, stated, “We had another good quarter of positive operational and financial results. While production volumes were temporarily reduced to conduct a planned maintenance turnaround at our onshore facility in the Mobile Bay field, pipeline maintenance projects and other temporary unplanned downtime at non-operated fields, we continued to generate meaningful Adjusted EBITDA and Free Cash Flow.  We delivered Adjusted EBITDA of $43.1 million in the first quarter and generated positive Free Cash Flow for the 21st consecutive quarter, totaling $12.4 million. We strengthened our balance sheet by issuing $275 million in new 2026 Senior Second Lien Notes and used the proceeds along with our considerable cash position to repurchase all $552.5 million principal amount of the outstanding 2023 Senior Second Lien Notes. This significantly reduces our interest payments by approximately $22 million per year, preserves our financial flexibility and improves our balance sheet moving forward. We have significant cash and cash equivalents of $177.4 million and our Net Debt to Adjusted EBITDA ratio is down to 0.4 times. We are increasingly better positioned to take advantage of potential acquisitions regardless of what the economic situation may be this year and poised to continue delivering on our strategic vision. Our commitment to enhancing shareholder value through a proven strategy focused on free cash flow generation and operational excellence has positioned us well for the future.”

Production, Prices, and Revenue:  Production for the first quarter of 2023 was 32.5 MBoe/d, which was within the Company’s guidance range provided for the quarter.  This represented a decrease of 16% from 38.6 Mboe/d for the fourth quarter of 2022 and a decrease of 14% from 37.8 MBoe/d for the corresponding period in 2022.  The decrease in production was primarily driven by temporary unplanned downtime at non-operated fields and extended planned downtime associated with a maintenance project at the Company’s Mobile Bay onshore treatment facility to properly maintain, inspect, and clean out process vessels in the plant as well as pipeline maintenance, which shut in production at the Mobile Bay field for 35 days compared to 25 estimated in the guidance range provided for the first quarter of 2023.  Shut-in production has mostly been fully restored and total Company production is currently averaging approximately 38.1 Mboe/d.  First quarter 2023 production was comprised of 15.0 MBbl/d of oil (46%), 3.3 MBbl/d of natural gas liquids (“NGLs”) (10%), and 85.3 million cubic feet per day (“MMcf/d”) of natural gas (44%).

W&T’s average realized price per barrel of oil equivalent (“Boe”) before realized derivative settlements was $44.32 per Boe in the first quarter of 2023, a decrease of 16% from $52.82 per Boe in the fourth quarter of 2022 and a decrease of 20% from $55.29 per Boe in the first quarter of 2022.  Crude oil, NGL, and natural gas prices, before realized derivative settlements for the first quarter of 2023, were $71.85 per barrel, $26.51 per barrel, and $3.23 per Mcf, respectively.

Revenues for the first quarter of 2023 were $131.7 million, which was lower than fourth quarter 2022 revenue of $189.7 million and lower than $191.0 million in the first quarter of 2022, due to a combination of lower realized prices and lower production volumes.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers, facilities maintenance, and hurricane repairs, was $65.2 million in the first quarter of 2023, which was below the midpoint of the previously provided guidance range.  This compared to $69.0 million in the fourth quarter of 2022 and $43.4 million for the corresponding period in 2022.  On a component basis for the first quarter of 2023, base LOE and insurance premiums were $47.8 million, workovers were $5.0 million, and facilities maintenance and other expenses were $12.4 million.  On a unit of production basis, LOE was $22.29 per Boe in the first quarter of 2023.  This compares to $19.42 per Boe for the fourth quarter of 2022 and $12.78 per Boe for the first quarter of 2022.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs, and production taxes totaled $6.1 million ($2.10 per Boe) in the first quarter of 2023, compared to $8.5 million ($2.39 per Boe) in the fourth quarter of 2022 and $5.3 million ($1.55 per Boe) in the first quarter of 2022.  Production taxes decreased due to lower realized natural gas prices during the first quarter of 2023.

Depreciation, Depletion, Amortization, and Accretion (“DD&A”):  DD&A, including accretion expense related to asset retirement obligations (“ARO”), was $10.31 per Boe in the first quarter of 2023.  This compares to $9.64 per Boe and $9.10 per Boe for the fourth quarter of 2022 and the first quarter of 2022, respectively.

General & Administrative Expenses (“G&A”):  G&A was $19.9 million for the first quarter of 2023, which decreased compared to the fourth quarter of 2022 due to the $2.2 million employee retention credit received by the Company. This compares to $22.0 million in the fourth quarter of 2022 and $13.8 million in the first quarter of 2022.  On a unit of production basis, G&A was $6.81 per Boe in the first quarter of 2023 compared to $6.18 per Boe in the fourth quarter of 2022 and $4.05 per Boe in the corresponding period of 2022.

Derivative (Gain) Loss:  In the first quarter of 2023, W&T recorded a net gain of $39.2 million related to commodity derivative contracts comprised of a $39.5 million unrealized gain related primarily to the increase in fair value of open contracts, partially offset by $0.2 million of realized losses.  The Company recognized a net gain of $24.4 million in the fourth quarter of 2022 and a net loss of $80 million in the first quarter of 2022 related to commodity derivative activities.

For the remainder of 2023, W&T is approximately 57% hedged for natural gas and currently has no hedges for oil.  A significant portion of the W&T’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with the non-recourse Mobile Bay term loan entered into by borrowers owned by the Company’s wholly-owned subsidiary Aquasition Energy LLC and will continue through the life of that loan.

A summary of the Company’s outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the first quarter of 2023 was $14.7 million compared to $14.5 million in the fourth quarter of 2022 and $19.9 million in the first quarter of 2022.

Income Tax:  W&T recognized income tax expense of $8.6 million in the first quarter of 2023.  This compares to the recognition of income tax expense of $6.9 million and an income tax benefit of $0.7 million for the quarters ended December 31, 2022 and March 31, 2022, respectively.

Balance Sheet and Liquidity:  As of March 31, 2023, W&T had available liquidity of $227.4 million comprised of $177.4 million in cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC (“Calculus”).  At quarter-end, the Company had total debt of $403.3 million (or Net Debt of $225.9 million, net of cash and cash equivalents), consisting of the balance of the non-recourse Mobile Bay term loan of $138.3 million and $275 million of 11.25% Senior Second Lien Notes, net of unamortized debt issuance costs for both instruments.  Total debt decreased by $290.2 million during the first quarter of 2023.  Net Debt decreased by $6.2 million in the first quarter of 2023.  As of March 31, 2023, Net Debt to TTM Adjusted EBITDA was 0.4 times.

On January 27, 2023, W&T closed an offering of $275 million in aggregate principal amount of 2026 Senior Second Lien Notes at par in a private offering that was exempt from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of the offering, along with cash on hand, to fund the redemption of all of the Company’s outstanding 2023 Senior Second Lien Notes. On the closing date of the offering of the 2026 Senior Second Lien Notes, the Company satisfied and discharged the indenture governing the existing 2023 Senior Second Lien Notes.

Capital Expenditures and Acquisitions:  Capital expenditures (excluding changes in working capital associated with investing activities) in the first quarter of 2023 were $7.4 million, and asset retirement costs totaled $8.6 million.

OPERATIONS UPDATE

Front-end Engineering and Design and permitting processes are underway on the Holy Grail well at Garden Banks 783 in the Magnolia Field.

Well Recompletions and Workovers

During the first quarter of 2023, the Company performed one recompletion and four workovers that positively impacted production for the quarter.  W&T plans to continue performing these low cost, short payout operations that impact both production and revenue.

Addition to W&T’s Board of Directors

W&T appointed Dr. Nancy Chang as a new independent director to the Company’s Board of Directors. Dr. Chang will serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee and as the chair of the Environmental, Safety and Governance Committee. Dr. Chang is a widely respected and internationally recognized scientist as well as a highly successful senior executive in both the private and public sectors. Dr. Chang’s impressive prior experience as a member of a number of boards of directors and having served on the Board of the

Federal Reserve Bank in Houston will make her a valuable member of W&T’s Board. In particular, her experiences as founder and chief executive officer of a successful, publicly-traded company and one of the largest healthcare-focused investment management firms in the world will bring unique perspectives, talents and insights to the Board. She will stand for election at the Company’s upcoming annual meeting of shareholders.

Lease Sale 259

W&T was the apparent high bidder in the most recent GOM lease sale on two shallow water blocks, Eugene Island South Addition block 371 and Eugene Island South Addition block 387. These two blocks cover a total of approximately 10,000 gross acres. If awarded, the Company will pay approximately $340,000 in total for the awarded leases combined, which reflects a 100% working interest in the acreage. The blocks have a lease term of five years and an 18.75% royalty. Despite submitting the apparent high bid on these leases, the Bureau of Ocean Energy Management reserves the right not to award the blocks based on their minimum bidding criteria. W&T expects to receive the final award results over the next 90 days.

Second Quarter and Full Year 2023 Production and Expense Guidance

The guidance for the second quarter and full year 2023 in the table below represents the Company’s current expectations.  Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Second Quarter 2023	Full Year 2023
Oil (MBbl)	1,180 – 1,320	5,220 – 5,820
NGLs (MBbl)	330 - 370	1,370 – 1,550
Natural gas (MMcf)	10,000 – 11,200	41,500 – 45,500
Total equivalents (MBoe)	3,177 – 3,557	13,510 – 14,955
Average daily equivalents (MBoe/d)	34.9 – 39.1	37.0 – 41.0

Expenses	Second Quarter 2023	Full Year 2023
Lease operating expense ($MM)	$63.0 - $72.0	$235.0 – $265.0
Gathering, transportation & production taxes ($MM)	$8.0 - $9.0	$33.0 – $36.0
General & administrative - cash ($MM)	$12.8 - $14.8	$55.0 – $62.0
General & administrative – non-cash ($MM)	$1.5 - $1.9	$10.5 – $12.0
DD&A ($ per Boe)		$9.00 – $10.00
Interest expense, net ($MM)	$10.0 - $12.0	$42.0 – $46.0

The effective income tax rate for the full year 2023 is expected to be approximately 25%, of which approximately half is expected to be deferred, non-cash tax expense.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, May 10, 2023 at 9:00 a.m. Central Time (10:00 Eastern Time).  Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713.  Participants should request to connect to the “W&T Offshore Conference Call”.  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development. As of March 31, 2023, the Company had working interests in 47 fields in federal and state waters (46 fields producing and one field capable of producing, which include 39 fields in federal waters and eight in state waters). The Company has under lease approximately 625,000 gross acres (457,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 457,500 gross acres on the conventional shelf and approximately 159,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including but not limited to, any forward-looking guidance provided herein, reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, commodity price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure due to hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors described or referenced in W&T’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q reports found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section.  Our forward-looking statements in this press release are based upon assumptions made, and information known, by the Company as of the date of this release; it should not be assumed that the Company will undertake to revise or update any such forward-looking statements as such assumptions and information changes, except as required under applicable law.  Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Revenues:
Oil	$97,000	$111,748	$122,702
NGLs	7,795	9,534	13,820
Natural gas	24,804	66,379	51,366
Other	2,126	2,039	3,116
Total revenues	131,725	189,700	191,004

Operating expenses:
Lease operating expenses	65,186	69,017	43,411
Gathering, transportation and production taxes	6,136	8,481	5,267
Depreciation, depletion, amortization and accretion	30,134	34,246	30,911
General and administrative expenses	19,919	21,957	13,776
Total operating expenses	121,375	133,701	93,365
Operating income	10,350	55,999	97,639

Interest expense, net	14,713	14,526	19,883
Derivative (gain) loss	(39,240)	(24,359)	79,997
Other expense, net	233	15,524	905
Income (loss) before income taxes	34,644	50,308	(3,146)
Income tax expense (benefit)	8,639	6,859	(689)
Net income (loss)	$26,005	$43,449	$(2,457)

Basic	$0.18	$0.30	$(0.02)
Diluted	0.17	0.30	(0.02)

Weighted average common shares outstanding
Basic	146,418	143,490	142,942
Diluted	148,726	146,260	142,942

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net sales volumes:
Oil (MBbls)	1,350	1,375	1,304
NGLs (MBbls)	294	371	349
Natural gas (MMcf)	7,677	10,843	10,471
Total oil and natural gas (MBoe) (1)	2,924	3,553	3,398

Average daily equivalent sales (MBoe/d)	32.5	38.6	37.8

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$71.85	$81.27	$94.10
NGLs ($/Bbl)	26.51	25.70	39.60
Natural gas ($/Mcf)	3.23	6.12	4.91
Barrel of oil equivalent ($/Boe)	44.32	52.82	55.29

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$22.29	$19.42	$12.78
Gathering, transportation and production taxes	2.10	2.39	1.55
Depreciation, depletion, amortization and accretion	10.31	9.64	9.10
General and administrative expenses	6.81	6.18	4.05

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$177,389	$461,357
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	45,525	66,146
Joint interest, net	17,116	14,000
Total receivables	62,641	80,146
Prepaid expenses and other assets	22,483	24,343
Total current assets	266,930	570,263

Oil and natural gas properties and other	8,845,753	8,834,319
Less accumulated depreciation, depletion, amortization and impairment	8,121,728	8,099,104
Oil and natural gas properties and other, net	724,025	735,215
Restricted deposits for asset retirement obligations	21,565	21,483
Deferred income taxes	52,884	57,280
Other assets	44,897	47,549
Total assets	$1,110,301	$1,431,790

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$80,634	$65,570
Undistributed oil and natural gas proceeds	31,678	41,934
Advances from joint interest partners	3,160	3,181
Asset retirement obligations	9,859	25,359
Accrued liabilities	26,215	74,041
Current portion of long-term debt, net	30,801	582,249
Total current liabilities	182,347	792,334

Long-term debt, net	372,473	111,188
Asset retirement obligations, less current portion	459,347	441,071
Other liabilities	61,296	79,563
Shareholders’ equity:
Common stock, $0.00001 par value; 200,000 shares authorized; 149,330 issued and 146,461 outstanding at March 31, 2023; 149,002 issued and 146,133 outstanding at December 31, 2022	1	1
Additional paid-in capital	577,787	576,588
Retained deficit	(518,783)	(544,788)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ equity	34,838	7,634
Total liabilities and shareholders’ equity	$1,110,301	$1,431,790

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Operating activities:
Net income (loss)	$26,005	$43,449	$(2,457)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	30,134	34,246	30,911
Amortization and write off of debt issuance costs	3,249	1,437	2,594
Share-based compensation	1,922	2,743	520
Derivative (gain) loss	(39,240)	(24,359)	79,997
Derivative cash payments, net	(5,328)	(40,858)	(30,515)
Deferred income taxes	4,396	5,013	(733)
Changes in operating assets and liabilities:
Oil and natural gas receivables	20,621	23,049	(37,774)
Joint interest receivables	(3,116)	2,815	(4,476)
Prepaid expenses and other assets	31,489	58,722	(12,183)
Income tax	4,243	(1,201)	44
Asset retirement obligation settlements	(8,642)	(14,940)	(5,492)
Cash advances from joint interest partners	(21)	163	(8,550)
Accounts payable, accrued liabilities and other	(42,277)	(77,600)	15,651
Net cash provided by operating activities	23,435	12,679	27,537

Investing activities:
Investment in oil and natural gas properties and equipment	(7,367)	(11,666)	(17,439)
Changes in operating assets and liabilities associated with investing activities	(5,791)	6,343	2,630
Acquisition of property interests	—	—	(30,153)
Purchases of furniture, fixtures and other	(156)	(80)	—
Net cash used in investing activities	(13,314)	(5,403)	(44,962)

Financing activities:
Issuance of 11.75% Senior Second Lien Notes	275,000	—	—
Repayments on 9.75% Second Senior Lien Notes	(552,460)	—	—
Repayments on Term Loan	(9,552)	(9,122)	(12,630)
Debt issuance costs	(6,354)	331	—
Proceeds from at-the-market equity offering	—	16,998	—
Commission & fees related to at-the-market sales	—	(540)	—
Other	(723)	(716)	(269)
Net cash (used in) provided by financing activities	(294,089)	6,951	(12,899)
(Decrease) increase in cash and cash equivalents	(283,968)	14,227	(30,324)
Cash and cash equivalents and restricted cash, beginning of period	465,774	451,547	250,216
Cash and cash equivalents and restricted cash, end of period	$181,806	$465,774	$219,892

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”, or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.  Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents.  Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Income (Loss) to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated.  These items include unrealized commodity derivative (gain) loss net of derivative premiums, allowance for credit losses, write-off of debt issuance costs, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other which are then tax effected using the Federal Statutory Rate.

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

	(In thousands)
	(Unaudited)

Net income (loss)	$26,005	$43,449	$(2,457)
Selected items
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(39,470)	(53,132)	40,496
Allowance for credit losses	—	43	118
Write-off debt issuance costs	2,330	—	—
Non-recurring costs related to IT services transition	785	1,844	—
Non-ARO P&A costs	6	15,899	—
Other	378	(372)	905
Tax effect of selected items (1)	7,554	7,501	(8,719)
Adjusted Net (loss) income	$(2,412)	$15,232	$30,343

Adjusted net income per common share
Basic	$(0.02)	$0.11	$0.21
Diluted	$(0.02)	$0.10	$0.21

Weighted Average Shares Outstanding
Basic	146,418	143,490	142,942
Diluted	146,418	146,260	143,658

(1) Selected items were effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit), depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain (loss) net of derivative premiums,  allowance for credit losses, share-based compensation, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

	(In thousands)
	(Unaudited)

Net income (loss)	$26,005	$43,449	$(2,457)
Interest expense, net	14,713	14,526	19,883
Income tax expense (benefit)	8,639	6,859	(689)
Depreciation, depletion, amortization and accretion	30,134	34,246	30,911
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(39,470)	(53,132)	40,496
Allowance for credit losses	—	43	118
Non-cash incentive compensation	1,922	2,743	520
Non-recurring costs related to IT services transition	785	1,844	—
Non-ARO P&A costs	6	15,899	—
Other	378	(372)	905
Adjusted EBITDA	$43,112	$66,105	$89,687

Investment in oil and natural gas properties and equipment	(7,367)	(11,666)	(17,439)
Asset retirement obligation settlements	(8,642)	(14,940)	(5,492)
Interest expense, net	(14,713)	(14,526)	(19,883)
Free Cash Flow	$12,390	$24,973	$46,873

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$23,435	$12,679	$27,537
Allowance for credit losses	—	43	118
Amortization of debt items and other items	(3,249)	(1,437)	(2,594)
Non-recurring costs related to IT services transition	785	1,844	—
Current tax benefit (1)	4,243	1,846	44
Changes in derivatives receivable (payable) (1)	5,098	12,085	(8,986)
Non-ARO P&A costs	6	15,899	—
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(10,939)	(5,948)	47,288
Investment in oil and natural gas properties, equipment and other	(7,367)	(11,666)	(17,439)
Other	378	(372)	905
Free Cash Flow	$12,390	$25,345	$45,968

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense (benefit)	$8,639	$6,859	$(689)
Less: Deferred income taxes	4,396	5,013	(733)
Current tax benefit	$4,243	$1,846	$44

Changes in derivatives receivable:
Derivatives payable, end of period	$524	$(4,574)	$(15,382)
Derivatives payable, beginning of period	4,574	16,659	6,396
Change in derivatives receivable (payable)	$5,098	$12,085	$(8,986)

CONTACT	Al Petrie	Trey Hartman
	Investor Relations Coordinator	VP CAO and Interim CFO
	investorrelations@wtoffshore.com	thartman@wtoffshore.com
	713-297-8024	713-626-8525